SEVENTH AMENDMENT TO CREDIT AGREEMENT

SEVENTH AMENDMENT, dated as of April 27, 2009 (this “Amendment”), to the Credit Agreement referred to below by and among MEASUREMENT SPECIALTIES, INC., a New Jersey corporation (“Borrower”); the other parties signatory thereto as US Credit Parties; the Lenders party thereto (the “Lenders”); WACHOVIA BANK, NATIONAL ASSOCIATION, as Syndication Agent (the “Syndication Agent”), JPMORGAN CHASE BANK, N.A., as Documentation Agent (the “Documentation Agent”), and GENERAL ELECTRIC CAPITAL CORPORATION, a Delaware corporation, as agent for the Lenders (in such capacity, “Agent”).

WITNESSETH

WHEREAS, Borrower, the other US Credit Parties signatory thereto, Lenders, Syndication Agent, Documentation Agent, and Agent are parties to that certain Amended and Restated Credit Agreement, dated as of April 3, 2006 (as amended, restated, supplemented or otherwise modified prior to the date hereof, the “Credit Agreement”); and

WHEREAS, Borrower, Agent and Requisite Lenders have agreed to amend the Credit Agreement in the manner, and on the terms and conditions, provided for herein.

NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, Borrower, Agent and Requisite Lenders hereby agree as follows:

1.           Definitions.  Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement or Annex A thereto, in each case, as amended hereby.

2.           Amendment to Section 1.5 of the Credit Agreement.  As of the Seventh Amendment Effective Date, Section 1.5(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows:

“(a)           Borrower shall pay interest to Agent, for the ratable benefit of Lenders in accordance with the various Loans being made by each Lender, in arrears on each applicable Interest Payment Date, at the following rates: (i) with respect to the Revolving Credit Advances, the Index Rate plus the Applicable Revolver Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Revolver LIBOR Margin per annum, based on the aggregate Revolving Credit Advances outstanding from time to time; and (ii) with respect to the Term Loan, the Index Rate plus the Applicable Term Loan Index Margin per annum or, at the election of Borrower, the applicable LIBOR Rate plus the Applicable Term Loan LIBOR Margin per annum.

As of April 1, 2009 the Applicable Margins are as follows:

Applicable Revolver Index Margin	2.50%

Applicable Revolver LIBOR Margin	4.00%

Applicable Term Loan Index Margin	2.50%

Applicable Term Loan LIBOR Margin	4.00%

Applicable L/C Margin	4.00%

The Applicable Margins may be adjusted by reference to the following grids:

If Senior Leverage Ratio is:	Level of Applicable Margins:
≤ 1.75:1.00	Level I
1.75:1:00 > and ≤ 3.50:1:00	Level II
> 3.50:1:00	Level III

	Applicable Margins
	Level I	Level II	Level III
Applicable Revolver Index Margin	2.00%	2.50%	3.00%

Applicable Revolver LIBOR Margin	3.50%	4.00%	4.50%

Applicable Term Loan Index Margin	2.00%	2.50%	3.00%

Applicable Term Loan LIBOR Margin	3.50%	4.00%	4.50%

Applicable L/C Margin	3.50%	4.00%	4.50%

Adjustments in the Applicable Margins commencing with the Fiscal Quarter ending June 30, 2009 shall be implemented quarterly on a prospective basis, for each calendar month commencing not more than five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements evidencing the need for an adjustment.  Concurrently with the delivery of those Financial Statements, Borrower shall deliver to Agent and Lenders a certificate, signed by its chief financial officer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins.  Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month following the delivery of those Financial Statements demonstrating that such an increase is not required.  If an Event of Default has occurred and is continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Event of Default is waived or cured.”

3.           Amendment to Section 1.9(b) of the Credit Agreement.  As of the Seventh Amendment Effective Date, Section 1.9(b) of the Credit Agreement is hereby amended by deleting “three-eighths of one percent (0.375%)” where it appears therein and substituting in lieu thereof “five-tenths of one percent (0.50%)”.

4.           Amendment to Section 6.1 of the Credit Agreement.  As of the Seventh Amendment Effective Date, Section 6.1 of the Credit Agreement is hereby amended by deleting “subject to the satisfaction of each of the following conditions” where it appears in the second sentence thereof and substituting in lieu thereof the following:

“; provided that, (i) no Permitted Acquisition shall be permitted to be consummated during the period beginning April 1, 2009 through and including March 31, 2010 and (ii) each Permitted Acquisition shall be subject to the satisfaction of each of the following conditions:”

5.           Amendments to Annex A of the Credit Agreement.

(a)           As of the Seventh Amendment Effective Date, Annex A of the Credit Agreement is hereby amended by inserting the following new definitions in alphabetical order therein:

“‘Capex Amount’ means, for any 12-month period, an amount equal to 30% of the EBITDA of Borrower and its Subsidiaries (on a consolidated basis) for such 12-month period.”

“‘Seventh Amendment’ means that certain Seventh Amendment to Credit Agreement, dated as of April 27, 2009, among Borrower, the US Credit Parties, the Lenders party thereto and Agent.”

“‘Seventh Amendment – Amendment Fee’ means the Amendment Fee (as such term is defined in the Seventh Amendment).”

“‘Seventh Amendment Effective Date’ means April 27, 2009.”

(b)           As of the Seventh Amendment Effective Date, the definition of “Commitments” set forth in Annex A of the Credit Agreement is hereby amended by deleting “One Hundred Thirty-Seven Million Five Hundred Thousand Dollars ($137,500,000) on the Fourth Amendment Effective Date” where it appears therein and substituting in lieu thereof “One Hundred Four Million Dollars ($104,000,000) on the Seventh Amendment Effective Date”.

(c)           As of the Seventh Amendment Effective Date, the definition of “EBITDA” set forth in Annex A of the Credit Agreement is hereby amended by renumbering clause (c)(viii) to be clause (c)(ix) and by inserting immediately prior to such renumbered clause (c)(ix) the following:

“(viii) for the Fiscal Quarter ending June 30, 2009 a one-time charge in an amount equal to the Seventh Amendment – Amendment Fee,”

(d)           As of the Seventh Amendment Effective Date, the definition of “Index Rate” set forth in Annex A of the Credit Agreement is hereby amended and restated in its entirety as follows:

“‘Index Rate’ means, for any day, a rate per annum equal to the highest of (a) the rate last quoted by The Wall Street Journal as the “US Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by Agent) or any similar release by the Federal Reserve Board (as determined by Agent), (b) the sum of (x) the Federal Funds Rate, plus (y) 3% per annum, and (c) the sum of (x) the LIBOR Rate, for a LIBOR Period of three months, plus (y) the excess of the Applicable Margin for LIBOR Loans over the Applicable Margin for Index Rate Loans, in each instance, as of such day.  Any change in the Index Rate due to a change in any of the foregoing shall be effective on the effective date of such change in the applicable interest rate referred to in clause (a), (b) or (c) above.”

(e)           As of the Seventh Amendment Effective Date, the definition of “LIBOR Rate” set forth in Annex A of the Credit Agreement is hereby amended and restated in its entirety as follows:

“‘LIBOR Rate’ means, for any day, a rate per annum equal to the offered rate per annum for deposits of Dollars for a LIBOR Period of three months (notwithstanding which LIBOR Period is selected) that appears on Reuters Screen LIBOR01 Page as of 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in such LIBOR Period.  If no such offered rate exists, such rate will be the rate of interest per annum, as determined by the Agent (rounded upwards, if necessary, to the nearest 1/100 of 1%), at which deposits of Dollars in immediately available funds are offered at 11:00 A.M. (London, England time) two (2) Business Days prior to the first day in the applicable LIBOR Period by major financial institutions reasonably satisfactory to the Agent in the London interbank market for a LIBOR Period of three months (notwithstanding which LIBOR Period is selected) and for an amount equal or comparable to the principal amount of the Loans to be borrowed, converted or continued as LIBOR Loans on such date of determination.”

(f)           As of the Seventh Amendment Effective Date, the definition of “Revolving Loan Commitment” set forth in Annex A of the Credit Agreement is hereby amended by deleting “One Hundred Twenty-One Million Dollars ($121,000,000) on the Fourth Amendment Effective Date” where it appears therein and substituting in lieu thereof “Ninety Million Dollars ($90,000,000) on the Seventh Amendment Effective Date”.

6.           Amendments to Annex G of the Credit Agreement.

(a)           As of the Seventh Amendment Effective Date, clause (a) of Annex G of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a)           Maximum Capital Expenditures.  Borrowers and their Subsidiaries on a consolidated basis shall not make Capital Expenditures during the following periods that exceed in the aggregate the amounts set forth opposite such periods (provided that for the three (3) Fiscal Years ended March 31, 2009, Borrower may exclude up to $10,000,000, in the aggregate for such three Fiscal Year period, in Capital Expenditures related to the construction of a new manufacturing facility in ShenZhen, China):

Period	Maximum Capital Expenditures per Period

Fiscal Year ending March 31, 2007	35% of the EBITDA of Borrower and its Subsidiaries on a consolidated basis for such Fiscal Year

Fiscal Year ending March 31, 2008	30% of the EBITDA of Borrower and its Subsidiaries on a consolidated basis for such Fiscal Year

Fiscal Year ending March 31, 2009	The greater of (i) $9,448,000 and (ii) the Capex Amount for the 12-month period ending March 31, 2009

July 1, 2008 through June 30, 2009	The greater of (i) $7,829,000 and (ii) the Capex Amount for the 12-month period ending June 30, 2009

October 1, 2008 through September 30, 2009	The greater of (i) $6,541,000 and (ii) the Capex Amount for the 12-month period ending September 30, 2009

January 1, 2009 through December 31, 2009	The greater of (i) $7,978,000 and (ii) the Capex Amount for the 12-month period ending December 31, 2009

Fiscal Year ending March 31, 2010	The greater of (i) $8,758,000 and (ii) the Capex Amount for the 12-month period March 31, 2010

Fiscal Year ending March 31, 2011 and for each Fiscal Year ending thereafter	30% of the EBITDA of Borrower and its Subsidiaries on a consolidated basis for such Fiscal Year provided, however, that the applicable Capex Amount for each period set forth above shall only be available to the Borrower and its Subsidiaries if, after giving effect to the making of Capital Expenditures in an amount equal to such Capex Amount, the Fixed Charge Coverage Ratio of Borrower and its Subsidiaries (on a consolidated basis) for such period is equal to or greater than 1.20:1.00.”

(b)           As of the Seventh Amendment Effective Date, clause (b) of Annex G of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(b)         Minimum Fixed Charge Coverage Ratio.  Borrower and its Subsidiaries shall have on a consolidated basis at the end of each Fiscal Quarter set forth below, a Fixed Charge Coverage Ratio for the 12-month period then ended of not less than the following:

Fiscal Quarter Ending	Minimum Fixed Charge Coverage Ratio

June 30, 2006 and for each Fiscal Quarter ending thereafter through and including the Fiscal Quarter ending March 31, 2009	1.20:1.00

June 30, 2009	1.10:1.00

September 30, 2009	1.00:1.00

December 31, 2009	1.15:1.00

March 31, 2010 and for each Fiscal Quarter ending thereafter	1.20:1.00”

(c)           As of the Seventh Amendment Effective Date, clause (c) of Annex G of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(c)         Minimum EBITDA.  Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, EBITDA for the 12-month period then ended of not less than the following:

Fiscal Quarter Ending	Minimum EBITDA

June 30, 2006 and for each Fiscal Quarter ending thereafter through and including the Fiscal Quarter ending December 31, 2008	$30,000,000

March 31, 2009	$29,000,000

June 30, 2009	$21,400,000

September 30, 2009	$16,600,000

December 31, 2009	$19,100,000

March 31, 2010	$24,750,000

June 30, 2010 and for each Fiscal Quarter ending thereafter	$30,000,000”

(d)           As of the Seventh Amendment Effective Date, clause (d) of Annex G of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(d)         Maximum Total Leverage Ratio.  Borrower and its Subsidiaries on a consolidated basis shall have, at the end of each Fiscal Quarter set forth below, a Total Leverage Ratio as of the last day of such Fiscal Quarter of not more than the following:

Fiscal Quarter Ending	Maximum Total Leverage Ratio

June 30, 2006 and for each Fiscal Quarter ending thereafter through and including the Fiscal Quarter ending March 31, 2009	3.25:1.00

June 30, 2009	4.00:1.00

September 30, 2009	5.00:1.00

December 31, 2009	4.25:1.00

March 31, 2010 and for each Fiscal Quarter ending thereafter	3.25:1.00”

7.           Amendment to Annex J of the Credit Agreement.  As of the Seventh Amendment Effective Date, Annex J of the Credit Agreement is hereby amended by deleting it in its entirety and replacing it with Exhibit A hereto.

8.           Amendment to Disclosure Schedule (3.8) to the Credit Agreement.  As of the Seventh Amendment Effective Date, Disclosure Schedule (3.8) to the Credit Agreement is hereby amended and restated by deleting such Disclosure Schedule 3.8 delivered on the Closing Date in its entirety and inserting the Disclosure Schedule 3.8 attached hereto as Exhibit B in lieu thereof.

9.           Remedies.  This Amendment shall constitute a Loan Document.  The breach by any Credit Party of any representation, warranty, covenant or agreement in this Amendment shall constitute an immediate Event of Default hereunder and under the other Loan Documents.

10.           Representations and Warranties.  To induce Agent and Lenders to enter into this Amendment, Borrower makes the following representations and warranties to Agent and Lenders:

(a)           The execution, delivery and performance of this Amendment and the performance of the Credit Agreement as amended by this Amendment (the “Amended Credit Agreement”) by each US Credit Party (i) are within such US Credit Party’s organizational power; (ii) have been duly authorized by such US Credit Party by all necessary or proper organizational and shareholder or membership action; (iii) do not contravene any provision of any US Credit Party’s charter or bylaws or equivalent organizational or other constituent documents; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority; (v) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which any US Credit Party is a party or by which any US Credit Party or any of its property is bound; (vi) do not result in the creation or imposition of any Lien upon any of the property of any US Credit Party other than those in favor of Agent, on behalf of itself and the Lenders, pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority or any other Person.

(b)           This Amendment has been duly executed and delivered by or on behalf of Borrower and each other US Credit Party.

(c)           Each of this Amendment, the Amended Credit Agreement and the other Loan Documents constitutes a legal, valid and binding obligation of Borrower and each of the other US Credit Parties party hereto or thereto, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

(d)           No Default or Event of Default has occurred and is continuing both immediately prior to and after giving effect to this Amendment.

(e)           No action, claim or proceeding is now pending or, to the knowledge of any US Credit Party, threatened against Borrower or any other Credit Party, at law, in equity or otherwise, before any court, board, commission, agency or instrumentality of any federal, state, or local government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, which (i) challenges Borrower’s or, to the extent applicable, any other Credit Party’s right, power, or competence to enter into this Amendment or perform any of their respective obligations under this Amendment, the Amended Credit Agreement or any other Loan Document, or the validity or enforceability of this Amendment, the Amended Credit Agreement or any other Loan Document or any action taken under this Amendment, the Amended Credit Agreement or any other Loan Document or (ii) if determined adversely, is reasonably likely to have or result in a Material Adverse Effect.  To the knowledge of Borrower, there does not exist a state of facts which is reasonably likely to give rise to such proceedings.

(f)           After giving effect to this Amendment, the representations and warranties of Borrower and the other Credit Parties contained in the Amended Credit Agreement and each other Loan Document are true and correct on and as of the Seventh Amendment Effective Date with the same effect as if such representations and warranties had been made on and as of such date, except that any such representation or warranty which is expressly made only as of a specified date need be true only as of such date.

11.           No Other Amendments.  Except as expressly provided herein, the Credit Agreement and the other Loan Documents shall be unmodified and shall continue to be in full force and effect in accordance with their terms.  This Amendment shall not be deemed a waiver of any term or condition of any Loan Document and shall not be deemed to prejudice any right or rights which Agent, for itself and Lenders, may now have or may have in the future under or in connection with any Loan Document or any of the instruments or agreements referred to therein, as the same may be amended from time to time.

12.           Continuation of Obligations and Liens.  Each of the Borrower and the other US Credit Parties hereby acknowledges, agrees and affirms (a) its obligations under the Credit Agreement and the other Loan Documents, including, without limitation, its guaranty obligations thereunder, (b) that such guaranty shall apply to all Obligations, (c) the grant of the security interest in all of its assets pursuant to the Loan Documents and (d) that such liens and security interests created and granted are valid and continuing and secure all the Obligations.

13.           Outstanding Indebtedness; Waiver of Claims.  Each of Borrower and the other US Credit Parties hereby acknowledges and agrees that as of April 23, 2009 the aggregate outstanding principal amount of the Revolving Loan is $71,433,101.52 and the aggregate outstanding principal amount of the Term Loan is $14,000,000, respectively, and that such principal amounts are payable pursuant to the Credit Agreement without defense, offset, withholding, counterclaim or deduction of any kind.  Borrower and each other US Credit Party hereby waives, releases, remises and forever discharges Agent, Lenders and each other Indemnified Person from any and all claims, suits, actions, investigations, proceedings or demands, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law of any kind or character, known or unknown, which Borrower or any other Credit Party ever had, now has or might hereafter have against Agent or any Lender which relates, directly or indirectly, to any acts or omissions of Agent, Lenders or any other Indemnified Person on or prior to the Seventh Amendment Effective Date.

14.           Fees and Expenses.

(a)           Amendment Fee.  Borrower hereby agrees to pay to Agent (i) an amendment fee for the benefit of each Lender executing this Amendment in an amount equal to 0.75% of such executing Lender’s Commitments (as such term is amended pursuant to this Amendment) (collectively for all such executing Lenders, the “Amendment Fee”) and (ii) any other fees and expenses payable to Agent or Lenders, all of which shall be fully earned, due and payable in immediately available funds on the Seventh Amendment Effective Date.

(b)           Expenses.  Each of Borrower and the other US Credit Parties hereby reconfirms its respective obligations pursuant to Sections 1.9 and 11.3 of the Credit Agreement and pursuant to the GE Capital Fee Letter, to pay and reimburse Agent, for Agents and Lenders, for all reasonable costs and expenses (including, without limitation, reasonable fees of counsel) incurred in connection with the negotiation, preparation, execution and delivery of this Amendment and all other documents and instruments delivered in connection herewith.

15.           Effectiveness.  This Amendment shall become effective as of the date first set forth above (the “Seventh Amendment Effective Date”) only upon satisfaction in full in the judgment of Agent of each of the following conditions on or prior to April 27, 2009:

(a)           Amendment.  Agent shall have received this Amendment duly executed and delivered by Agent, Requisite Lenders and Borrower and acknowledged and agreed to by each of the other US Credit Parties.

(b)           Payment of Amendment Fee and Expenses.  Borrower shall have paid to Agent the Amendment Fee and all other costs, fees and expenses owing in connection with this Amendment and the other Loan Documents and due to Agent and/or Lenders (including, without limitation, all reasonable legal fees and expenses referenced in Section 14 hereof).

(c)           Representations and Warranties.  The representations and warranties of or on behalf of the Credit Parties in this Amendment shall be true and correct on and as of the Seventh Amendment Effective Date.

16.           GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY, AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

17.           Counterparts.  This Amendment may be executed by the parties hereto on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  This Amendment may be executed and delivered by telecopier or other method of electronic transmission with the same force and effect as if it were a manually executed and delivered counterpart.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of the day and year first above written.

BORROWER

MEASUREMENT SPECIALTIES, INC.

By:
Name:
Title:

[Signature Page to Seventh Amendment to Credit Agreement]

AGENT AND LENDERS

GENERAL ELECTRIC CAPITAL
CORPORATION,
as Agent and Lender

By:
Duly Authorized Signatory

[Signature Page to Seventh Amendment to Credit Agreement]

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Syndication Agent and Lender

By:
Name:
Title:

[Signature Page to Seventh Amendment to Credit Agreement]

CoLTS 2005-1 LTD., as Lender

By: Wachovia Bank, National Association, as Servicer

By:
Name:
Title:

[Signature Page to Seventh Amendment to Credit Agreement]

JPMORGAN CHASE BANK, N.A., as Documentation Agent and Lender

By:
Name:
Title:

[Signature Page to Seventh Amendment to Credit Agreement]

BANK OF AMERICA, N.A., as Lender

By:
Name:
Title:

[Signature Page to Seventh Amendment to Credit Agreement]

ROYAL BANK OF CANADA, as Lender

By:
Name:
Title:

[Signature Page to Seventh Amendment to Credit Agreement]

The undersigned US Credit Parties hereby (i) acknowledge and agree to the terms of this Amendment and (ii) confirm and agree that their obligations under the Loan Documents shall continue without any diminution thereof and shall remain in full force and effect with respect to the Obligations on and after the effectiveness of this Amendment.

ACKNOWLEDGED, CONSENTED and
AGREED to as of the date first written above.

US CREDIT PARTIES

IC SENSORS INC.

By:
Name:
Title:

ELEKON INDUSTRIES USA, INC.

By:
Name:
Title:

ENTRAN DEVICES LLC

By: Measurement Specialties, Inc.
As sole Member and sole Manager

By:
Name:
Title:

[Signature Page to Seventh Amendment to Credit Agreement]

MEASUREMENT SPECIALTIES FOREIGN
HOLDINGS CORPORATION

By:
Name:
Title:

BETATHERM USA, LLC

By: Measurement Specialties, Inc.
As sole Member

By:
Name:
Title:

MEAS US LLC,

By: Measurement Specialties, Inc.
As sole Member

By:
Name:
Title:

[Signature Page to Seventh Amendment to Credit Agreement]

EXHIBIT A

ANNEX J (from Annex A - Commitments definition)
to
CREDIT AGREEMENT

Revolving Loan Commitments as of the Seventh Amendment Effective Date:

Lender	Revolving Loan Commitment

General Electric Capital Corporation	$23,553,719.01

Wachovia Bank, National Association	$5,702,479.34

CoLTS 2005-1 LTD.	$2,479,338.84

JPMorgan Chase Bank, N.A.	$21,074,380.16

Bank of America, N.A.	$22,314,049.59

Royal Bank of Canada	$14,876,033.06

Total	$90,000,000.00

Term Loan Commitments as of the Seventh Amendment Effective Date:

Lender	Term Loan Commitment

General Electric Capital Corporation	$6,533,333.33

Wachovia Bank, National Association	$0

CoLTS 2005-1 LTD.	$2,800,000.00

JPMorgan Chase Bank, N.A.	$4,666,666.67

Bank of America, N.A.	$0

Royal Bank of Canada	$0

Total	$14,000,000.00

EXHIBIT B

Disclosure Schedule (3.8)